Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D (including any amendments thereto) with respect to the shares of Common Stock, no par value, of Noble Roman’s, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  December 8, 2014

RED ALDER MASTER FUND L.P.

By:	Red Alder GP, LLC, its general partner

By:	/s/ Schuster Tanger
	Name:	Schuster Tanger
	Title:	Managing Member

RED ALDER GP, LLC

By:	/s/ Schuster Tanger
	Name:	Schuster Tanger
	Title:	Managing Member

/s/ Schuster Tanger
Schuster Tanger